CONFIDENTIAL TREATMENT

                              SETTLEMENT AGREEMENT

         This Settlement Agreement is made, entered into, and effective as of this 19th day of December, 1996 (the "Effective Date"), by and between Mobil Oil Corporation, a New York corporation with its principal place of business at 3225 Gallows Road, Fairfax, Virginia 22037 ("Mobil"), and BPI Packaging Technologies, Inc., a Delaware corporation with its principal place of business at 455 Somerset Avenue, Dighton, Massachusetts 02764 ("BPI").

         WHEREAS, Mobil filed an action against BPI in the United States District Court for the District of Delaware (Civil Action No. 95-737) (the "Action") alleging infringement of Mobil's U.S. Patent No. Re. 34,019 (the "019 patent"), which issued on August 4, 1992 and is directed to plastic carrying bags;

         WHEREAS, BPI filed a counterclaim against Mobil in the Action alleging infringement of BPI's U.S. Patent No. 4,877,473 (the "473 patent"), which issued on October 31, 1989 and is directed to a method of making a bag pack;

         WHEREAS, Mobil and BPI are desirous of reaching a final settlement and disposition of their respective claims against each other in the Action;

         NOW THEREFORE, in consideration of the mutual undertakings hereinafter set forth, Mobil and BPI agree as follows:

         1. BPI shall pay Mobil the sum of X* in four equal installments of X* on each of the following dates: July 15, 1997, April 15, 1998, February 15, 1999, and December 15, 1999.

Payment shall be made by check made payable to Mobil Oil Corporation.

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*Certain  information withheld and filed separately with the Commission pursuant to a request for confidential treatment.

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         2. BPI's payment obligations  hereunder will be considered  liquidated, due and owing as of the date of this Settlement Agreement, and are neither contingent upon, nor subject to modification by, any action or event whatsoever, including, but not limited to, the outcome of the Action against the remaining defendants, Inteplast Corporation and Integrated Bagging Systems Corporation, or any finding of non-infringement, invalidity or unenforceability of the '019 patent.

         3. BPI shall provide its reasonable cooperation in response to specific informal discovery requests from Mobil, to the extent that the documents or information requested by Mobil would have been otherwise discoverable in the Action. If requested by Mobil, Dennis N. Caulfield, President of BPI, agrees to appear and testify as a witness at the trial in the Action. If so requested, Mobil will reimburse BPI for its costs in making Mr. Caulfield available to testify at trial.

         4. In the event of any default under this Settlement Agreement (including any failure to make any payment in accordance with the schedule set forth in paragraph 1), Mobil shall have the right to seek an immediate judgment in any court of competent jurisdiction for the immediate payment of the entire amount of X* less any amounts already paid to Mobil under this Settlement Agreement ("Remaining Liability"). In any such action by Mobil to enforce BPI's obligations under this Settlement Agreement, BPI shall interpose no objections to entry of judgment for the Remaining Liability. BPI shall be liable to Mobil for all costs, including attorneys' fees, incurred in collecting said amounts due and owing from BPI to Mobil.

         5. Mobil hereby releases BPI from all liability for past damages with respect to the '019 patent. This release shall not be deemed a release of any claims under the '019 patent against any party other than BPI.

----------------
*Certain information withheld and filed separately with the Commission pursuant to a request for confidential treatment.

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         6. BPI hereby  releases  Mobil from all liability for past damages with respect to the '473 patent. This release shall not be deemed a release of any claims under the '473 patent against any party other than Mobil.

         7. Within ten (10) days of the Effective Date, Mobil and BPI shall jointly file in the Action a joint motion in the form of Appendix A and take such other action as may be necessary to cause the Action to be dismissed, with prejudice, as between Mobil and BPI.

         8. Mobil and BPI shall each bear its own costs and attorneys fees associated with the Action.

         9. Mobil hereby grants to BPI an irrevocable, nonexclusive, paid-up license, without the right to sublicense, under the '019 patent to make, use, and sell plastic carrying bags covered by the patent. This license shall extend for the full term of the '019 patent.

         10. BPI hereby grants to Mobil an irrevocable, nonexclusive, paid-up license, without the right to sublicense, under the '473 patent to practice the methods covered by the '473 patent and to make, use, and sell bags in accordance with the methods covered by the '473 patent. This license shall extend for the full term of the '473 patent.

         11. The terms of this Settlement Agreement shall be maintained in confidence by Mobil and BPI, and neither Mobil nor BPI shall disclose the terms of this Settlement Agreement to any third party, except pursuant to a court order or as required by law. The parties agree, however, that prior to making any disclosure of the Settlement Agreement pursuant to a court order, the party which has been or may be ordered to make such a disclosure shall give the earliest possible notice to the other party and shall permit the other party to contest the court order or its application to the Settlement Agreement.


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         12. This  Settlement  Agreement  represents  the entire  agreement  and understanding between Mobil and BPI with respect to the subject matter hereof and it supersedes any and all prior or contemporaneous discussions, agreements, and understandings relating thereto. This Settlement Agreement may not be varied or modified other than by a writing executed on behalf of the parties.

         13. This Settlement Agreement shall be binding upon and inure to the benefit of Mobil and BPI and their respective successors and assigns; provided, however, that neither party may assign or transfer the licenses granted herein without the prior written consent of the licensing party. Any attempt to assign or transfer a license without the prior written consent of the licensing party shall be null and void and shall not be binding on the licensing party.

         14. Any payment, notice, or communication required by or relating to this Settlement Agreement shall be in writing and delivered to Mobil at:

                           Mobil Oil Corporation
                           3225 Gallows Road
                           Fairfax, Virginia  22037
                           Attention:  Edward H. Beck, Esq.

and to BPI at:             BPI Packaging Technologies, Inc.
                           455 Somerset Avenue
                           Dighton, Massachusetts  02764
                           Attention:  Dennis N. Caulfield

         15. This Agreement shall be governed by the laws of the State of Delaware. Mobil and BPI consent to be subject to the jurisdiction of the Delaware state and federal courts with regard to any litigation arising from any dispute regarding this Settlement Agreement. The parties specifically agree not to interpose any defense of lack of personal jurisdiction or improper venue in an action brought in Delaware state or federal courts to enforce any provision of this Settlement Agreement.


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         16. It is  understood  and agreed by the parties that the  execution of this Settlement Agreement and the terms, conditions and consideration recited, are solely for the purpose of settling and compromising disputed matters, and that the Settlement Agreement does not constitute and shall not be construed as an admission of any kind by either party in connection with the Action or any other demand, claim, action, proceeding or lawsuit.

         IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be executed by their duly authorized representatives, as of the Effective Date indicated above. MOBIL OIL CORPORATION BPI PACKAGING TECHNOLOGIES, INC.




By: /s/                                               By: /s/ C. Jill Beresford
   ----------------------                                ----------------------

Title:                                               Title:  President
      ----------------------                               --------------------

Date: December 16, 1996                              Date: December 19, 1996
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